Exhibit 99.1

   Align Technology Announces Changes to Research & Development Department

    SANTA CLARA, Calif., Nov. 10 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, announced that Amir Abolfathi, Vice President of Research & Development has resigned from Align to start his own company. Mr. Abolfathi will continue to serve as a consultant and assist in the search for a replacement.
    "Amir has made key contributions to the R&D effort at Align," stated Thomas M. Prescott, President and CEO of Align Technology, Inc. "His leadership and innovation over the last five years has helped Align become a leader in the field of orthodontic techniques. We wish Amir well and thank him for his many contributions."
    "I believe that Align Technology is well positioned to become a leader in the treatment of malocclusion," said Abolfathi. "I wish the Company success and look forward to following their progress going forward."

    About Align Technology, Inc.
    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.
    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

    This news release states that Align is well positioned to become a leader in the treatment of malocclusion, which is a forward-looking statement. This statement relates to expectations about future events or results and is based upon information available to Align as of the date hereof. Readers are cautioned that forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks relating to Align's ability to manage growth, the loss of key personnel or the inability to attract and retain key personnel, Align's limited operating history, customer demand for Invisalign, acceptance of Invisalign by consumers and dental professionals, competition from manufacturers of traditional braces, Align's ability to protect its intellectual property rights and potential intellectual property or product liability claims or litigation. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its annual and quarterly reports. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

     Investor Relations Contact              Press Contact
     Barbara Domingo                         Shannon Henderson
     Align Technology, Inc.                  Ethos Communications
     408-470-1204                            678-417-1767
     bdomingo@aligntech.com                  shannon@ethoscommunication.com

SOURCE  Align Technology, Inc.
    -0-                             11/10/2004
    /CONTACT: Barbara Domingo of Align Technology, Inc., +1-408-470-1204, or bdomingo@aligntech.com; or Shannon Henderson of Ethos Communications, +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
    /Web site:  http://www.invisalign.com /
    (ALGN)

CO:  Align Technology, Inc.
ST:  California
IN:  HEA MTC
SU:  PER